Exhibit 99.1

GrowGeneration to Take Action Against Hindenburg Research for Statements Intended to Manipulate Stock Price

DENVER, Aug. 21, 2020 /PRNewswire/ - GrowGeneration Corp. (NASDAQ: GRWG), (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 28 locations, today announced that it believes it has uncovered fraudulent attempts to manipulate the Company’s stock.

On August 21, 2020, an organization calling itself “Hindenburg Research” published false and defamatory statements about certain Officers and Directors of the Company designed to provide a false impression to investors and to manipulate the market to benefit short sellers.

GrowGen intends to collaborate with law enforcement and regulators to ensure that any criminal activity is investigated and prosecuted. GrowGen will be taking steps to ensure that the organization ceases and desists from all illegal and otherwise wrongful activity. GrowGen will vigorously defend the value of the Company on behalf of shareholders and investors.

About GrowGeneration Corp.:

GrowGen owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 28 stores, which include 5 locations in Colorado, 6 locations in California, 2 locations in Nevada, 1 location in Washington, 4 locations in Michigan, 1 location in Rhode Island, 4 locations in Oklahoma, 1 location in Oregon, 3 locations in Maine and 1 location in Florida. GrowGen also operates an online superstore for cultivators, located at www.growgen.pro and www.growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major states in the US and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the US. By 2025, the global hydroponics system market is estimated to reach approximately $16 billion.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

●	Website: www.GrowGeneration.com
●	E-commerce: https://www.growgen.pro/
●	Instagram: growgen
●	Facebook: GrowGenerationCorp
●	Twitter: @GrowGenOK

SOURCE GrowGeneration